Exhibit 99.1
Nasdaq: ASFI
FOR IMMEDIATE RELEASE
CONTACT:

Cameron Williams, COO	Alex Stanton
Robert J. Michel, CFO	Stanton Public Relations and
Asta Funding, Inc.	Marketing
(201) 567-5648	(212)780-0701
Asta Funding, Inc. Announces Amendment to Revolving Credit Line
• Cash Flow Enables Pay-down by December 31, 2009
• Total Senior Debt Reduced 35% to $139.5 Million Since September 2008
ENGLEWOOD CLIFFS, N.J., July 10, 2009 / PR Newswire — First Call / — Asta Funding, Inc. (Nasdaq: ASFI), (the “Company”) a leader in consumer receivable asset management and liquidation, today announced that the Company has secured an amendment to its revolving credit agreement that effective today, extends the facility until December 31, 2009. The amendment is provided by a consortium of lenders for which IDB Bank serves as agent. The initial level of the revolving credit agreement is $40 million as of July 10, 2009 with a minimum interest rate of 5.5% per annum.
Under terms of this amendment to the agreement, the revolving credit facility will liquidate over the remaining six months of the calendar year with funding capacity limited to the Company’s current commitments through the end of the calendar year. The Company continues to make steady progress in debt reduction, reducing the revolving line of credit over the last ten months from $84.9 million as of September 30, 2008 to $31.9 million at July 10, 2009. The Company will file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission in the next few days regarding this amendment to the revolving credit agreement.
The Company’s total senior debt level is approximately $139.5 million as of July 10, 2009, including $31.9 million under the revolving line of credit, and $107.6 million due to the Bank of Montreal under the borrowing facility for its Palisades XVI subsidiary. This represents a reduction of 35 percent in total senior debt from approximately $213.5 million as of September 30, 2008. The Company previously announced an agreement, effective February 20, 2009, to amend certain terms of the Palisades XVI facility and extend it to April 2011.

“We appreciate this expression of confidence in Asta Funding and our business model by the lending group,” said Gary Stern, President and Chief Executive Officer of Asta Funding. “While the current lending environment dictated a longer path to completion than we might have hoped, we are pleased with this outcome and are confident our debt level is now appropriate to the current environment. In addition to the significant progress in paying down debt, we made portfolio purchases with a face value of $335.6 million at a cost of $13.8 million during the third quarter of fiscal year 2009.”
Mr. Stern added, “We look forward to continuing our discussion with the bank group to secure a longer term agreement before the expiration of this amendment.”
About Asta Funding:
Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2008, Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009 and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com

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